ARTICLES OF INCORPORATION
                              OF
                     AQUACHLOR MARKETING, INC.

     We, the undersigned, natural persons of the age of twenty-one (21) years or more, acting as Incorporators of a corporation, hereinafter referred to as the "Corporation", under the provision of the Utah business Corporation "ACT", (This Act as amended from time to time is refereed to herein as the "ACT", hereby adopt the following Articles of Incorporation.

                             ARTICLE I
      The name of the Corporation is AQUACHLOR MARKETING, INC.

                             ARTICLE II
      The period of duration of the Corporation is perpetual.

                             ARTICLE III
      The Purpose or Purposes are:

      1. Purposes: The purpose or purposes for which the Corporation is organized are as follows:

       (a) Primarily to engage in the sale and marketing and manufacturing of an electronic chlorinator for swimming pools, food processing, etc.
       (b) To engage generally in the business of buying, selling, distributing, leasing, and otherwise dealing in swimming pool, food processing etc., equipment and supplies.
       (c) To engage in any business related or unrelated to those described in clauses (a) and (b) of this Article III and from time to time authorized or approved by the Board of Directors of this Corporation.
       (d) To act as partner or joint venturer or in any other legal capacity in any transaction.
       (e) To do business anywhere in the world.
       (f) To have and exercise all rights and powers from time to time granted to a corporation by law.
       (g) To do everything necessary, proper, advisable, or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by the ACT, or other law, or by these Articles of Incorporation.

                                 ARTICLE IV

        1. Number. The aggregate number of shares which the Corporation shall have authority to issue is Fifty Thousand shares of capital stock with no par value.
        2. Stated Capital. The sums of the amount of consideration received by the Corporation for all shares of the Corporation without par value that have been issued, except such part of the consideration therefor as may have been allocated to capital surplus in a manner permitted by law, shall be the stated capital of the Corporation at any particular time.
        3. Dividends. The holders of the outstanding capital stock shall be entitled to receive, when and as declared by the Board of Directors, solely out of the unreserved and unrestricted earned surplus of the Corporation, dividends payable either in cash, in property, or in shares of the capital stock of the Corporation.

                                 ARTICLE V

        Shares Not to be Divided into Classes.

        The shares of the Corporation are not to be divided into classes.

                                 ARTICLE VI

        No Shares Issued in Series.

        The Corporation is not authorized to issue shares in series.

                                ARTICLE VII

        Receipt of minimum Capital.

        1. The Corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.

                               ARTICLE VIII

        Provision for Regulation of Internal Affairs.

        1. Meeting of Shareholders. Meetings of the shareholders of the Corporation may be held in such place, either within or without the State of Utah, as may be provided in the Code of Bylaws. In the absence of any such provision, all meetings shall be held at the registered office of the Corporation.
        2. Meetings of Directors. Meetings of the Board of Directors of the Corporation, regular or special, may be held either within or without the State of Utah.
        3.
shall be adopted by its Board of Directors. The Power to alter, amend or repeal the Code of Bylaws, or to adopt a new Code of Bylaws, shall be vested in the Board of Directors. The Code of Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the ACT or these Articles of Incorporation.
        4. Interest of Directors in Contracts. Any contract or other action between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors, shall, nevertheless, authorize, approve and ratify such contract, or transaction by a vote of a majority of directors present, such interest of director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote. This section shall not construed to invalidate any contract or any transaction which would otherwise be valid under the common and statutory law applicable thereto.
        5. Executive Committee. If the Code of Bylaws so provided, the Board of Directors, by resolution adopted by a majority of the number of directors fixed by the Code of Bylaws, or in the absence of the bylaw fixing the number of directors, then of the number stated in these Articles of Incorporation, may designate two or more directors to constitute an Executive Committee, which Committee, to the extent provided in such resolution or the code of Bylaws, shall have and may exercise all of the authority of the Board of Directors and the management of the Corporation; both the designation of such Executive Committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.
        6.
 reserves the right from time to time to amend, alter, or repeal, or so add any provision to its Article of Incorporation in the manner prescribed by the ACT.
        7. Compensation of Directors. The Board of Directors is authorized to make provision for reasonable compensation to its members when their services as directors and to fix the basis and conditions upon which this compensation shall be made. Any director may also serve in the Corporation in any capacity and receive compensation therefor in any form.

                             ARTICLE IX

         Address of Initial Registered Office

                       and

         Name of Initial Registered Agent

         1. Registered Office. The address of the initial registered office of the Corporation is 4646 South 3975 East, Salt Lake City, Utah 84117.
         2. Registered Agent. The initial registered agent of the Corporation is Frank J. Scoville.

                              ARTICLE X

         Date Respecting Directors

         1. Initial Board of Directors. The initial Board of Directors shall consist of three (3) members who need not be shareholders of the Corporation.
         2. Names and Addresses. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors shall have elected and qualified are:

         NAME             STREET ADDRESS             CITY AND STATE
 1. Frank J. Scoville    4646 South 3075 East  Salt Lake City, Utah 84117
 2. Ann Scoville         4646 South 3075 East  Salt Lake City, Utah 84117
 3. Stacy Christensen    7196 Station Creek Way Salt Lake City Utah 84047

         3. Increase or Decrease of Directors. The number of directors of the Corporation shall not be less than three. Subject to this limitation, the number of directors may be increased or decreased from time to time by amendment of the code of Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a provision in the Code of Bylaws, fixing the number of directors, the number shall be five.
                               ARTICLE VII-A

         The capital stock of this Company shall be issued as fully paid, and the private property of the shareholders shall not be liable for the debts, obligations or liabilities of this Corporation.

                               ARTICLE VII-B

         Shares of stock of this Corporation authorized and issued pursuant to these Articles within two (2) years from the date of incorporation are for purpose of the Internal Revenue Code authorized and issued in compliance with and as prescribed by Section 1244 of the Internal Revenue Code of 1964 and shall be known as "Section 1244
Stock."

                                ARTICLE XI

         Date Respecting Incorporators.

         The names and addresses of the Incorporators of the Corporation are:

           NAME           STREET ADDRESS         CITY AND STATE
1. Frank J. Scoville  4646 South 3075 East   Salt Lake City, Utah 84117
2. Ann Scoville       4646 South 3075 East   Salt Lake City, Utah 84117
3. Stacy Christensen  7196 Station Creek Way Salt Lake City, Utah 84047

                                ARTICLE XII

         Special Transactions.

         This corporation shall have the power and right through its Board of Directors and without the consent of its shareholders to acquire by purchase or otherwise, shares of its own stock which may be purchased from the unreserved or unrestricted capital surplus of the Corporation. The Board of Directors shall also have the right and power to authorize and make distribution of its shareholders in partial liquidation of the capital asset on such terms as the Board of Directors may deem appropriate. Such distribution may be made whether in cash or property or may be made from out of the Corporation's stated capital or capital surplus provided that such distribution shall not render the Corporation insolvent or otherwise unable to meet its obligations.

                               ARTICLE XIII

         Restriction on Stock Transfer.

         No stock in this Corporation shall be transferred to any person who it not a shareholder unless the stock shall have first been offered in writing for sale to each of the other shareholders of this Corporation at the same price and on the same terms as would govern a transfer to a person not a shareholder. The writing shall set forth price and terms and shall be sent by registered mail to each shareholder at the address listed on the corporate books; The right to transfer the stock to a person not a shareholder shall not exist until all existing shareholder refuse the offer as provided above, or until they fail for a period of ten (10) days after receipt of the written offer to accept the same by compliance with the terms therein set forth. Regulations as to the formalities and the procedures to be followed in effecting the transfer shall be prescribed by the Bylaws of this Corporation.

EXECUTED THIS       DAY OF JULY, 1984.


                                   /s/Frank Scoville
                                   --------------------------
                                   Frank Scoville



                                   /s/Ann Scoville
                                   --------------------------
                                   Ann Scoville



                                   /s/Stacy Christensen
                                   --------------------------
                                   Stacy Christensen

STATE OF UTAH       )
                    ) ss.
COUNTY OF SALT LAKE )

      I, the undersigned. a Notary Public duly commissioned to take acknowledgment and administer oath in the State of Utah, do hereby certify that on this day, personally appeared before me Frank J. Scoville, Ann Scoville, and Stacy Christensen being all of the incorporators referred to in Article XI of the foregoing Articles of Incorporation, personally appeared before me and who being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument as incorporators, and that the statements therein contained are true.


      Witness my hand and notoria1 seal this, 15th Day of July, 1984.

                                   /s/Viola B. Hutton